                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.  )


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement
[ ]    Confidential, for use of the Commission
       Only (as permitted by Rule 14a-6(e)(2)
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12



                       Champion International Corporation
                (Name of Registrant as Specified in Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.

[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

              (1) Title of each class of securities to which transaction applies:


              (2) Aggregate number of securities to which transaction applies:


              (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

LOGO
       One Champion Plaza

       Stamford, Connecticut 06921

                 NOTICE OF 1999 ANNUAL MEETING OF SHAREHOLDERS
                              AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 20, 1999
--------------------------------------------------------------------------------

     The Annual Meeting of Shareholders of Champion International Corporation will be held at One Champion Plaza, Stamford, Connecticut, on Thursday, May 20, 1999 at 9:30 a.m., for the following purposes:

      1. To elect five directors, two to serve until the 2000 Annual Meeting of Shareholders and three to serve until the 2002 Annual Meeting of Shareholders.

      2. To consider and act upon a proposal to approve the appointment of Arthur Andersen LLP as independent auditors for 1999.

      3. To consider and act upon a proposal to approve the 1999 Stock Option Plan.

      4. To consider and act upon the shareholder proposal set forth in the following Proxy Statement.

      5. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on April 1, 1999 as the record date for the determination of the holders of Common Stock entitled to notice of and to vote at the meeting.

     Please mark, sign and return promptly the accompanying proxy so that your shares may be represented at the meeting. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

By order of the Board of Directors,

Lawrence A. Fox
Vice President and Secretary
Champion International Corporation
One Champion Plaza
Stamford, Connecticut 06921

April 15, 1999

                       CHAMPION INTERNATIONAL CORPORATION
                                PROXY STATEMENT

SOLICITATION AND REVOCATION OF PROXIES

     The accompanying proxy is being solicited by the Board of Directors of Champion International Corporation (the "Company") for use at the Annual Meeting of Shareholders to be held on May 20, 1999. A shareholder giving a proxy may revoke it at any time before it is voted at the meeting by executing a later-dated proxy, by voting by ballot at the meeting or by filing a revocation with the inspectors of election.

     The Company will pay the cost of this solicitation of proxies for the meeting. In addition to using the mails, officers and other employees may solicit proxies in person and by telephone and other methods of telecommunication. The Company will reimburse brokers, banks and others who are record holders of the Company's stock for their reasonable expenses incurred in obtaining voting instructions from the beneficial owners of such stock. In addition, Morrow & Co., Inc., which will assist the Company in soliciting proxies, will be paid a fee estimated at $15,000.

     This Proxy Statement and the accompanying proxy are scheduled to be sent to shareholders commencing on April 15, 1999.

VOTING RIGHTS

     Only holders of record of the Company's Common Stock at the close of business on April 1, 1999 are entitled to notice of and to vote at the meeting or any adjournment thereof. At the close of business on the record date, there were outstanding 95,659,847 shares of Common Stock. Each share of Common Stock is entitled to one vote.

     Voting is on a confidential basis except in certain limited circumstances. The Company's confidential voting policy provides that all proxies, ballots, voting instructions from employee benefit plan participants and voting tabulations that identify the particular vote of a shareholder or benefit plan participant be held permanently in confidence from the Company except (i) as necessary to meet legal requirements or to pursue or defend legal actions; (ii) to allow the inspectors of election to certify the results of the vote; (iii) when expressly requested by a shareholder or benefit plan participant; or (iv) in the event of a contested proxy solicitation. The Company's transfer agent, ChaseMellon Shareholder Services, L.L.C., will tabulate the vote, and employees of the transfer agent will serve as inspectors of election.

     The election of directors requires a plurality of the votes cast. Approval of each of the other proposals requires the affirmative vote of a majority of the votes cast. Under the law of New York, the Company's state of incorporation, only votes cast "for" the election of directors will be counted in determining whether a nominee has been elected, and only votes cast "for" or "against" each of the other proposals will be counted in determining whether such proposal has been approved. Abstentions, broker non-votes and withheld votes will not be treated as votes cast and, accordingly, will have no effect on the outcome of the vote.

     If the accompanying proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the specifications, if any, made in the proxy. If not otherwise specified in the proxy, the shares will be voted in the election of directors for the nominees referred to below under "The Board of Directors," for the approval of the appointment of Arthur Andersen LLP as independent auditors for 1999, for the approval of the 1999 Stock Option Plan and against the shareholder proposal set forth below.

     The Board of Directors is not aware of any other matters to be presented for action at the meeting. If any other matters shall properly come before the meeting, the persons named in the accompanying proxy will vote the shares represented thereby in accordance with their best judgment.

PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information as of December 31, 1998 with respect to each person who is known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock, which is the only outstanding class of voting securities of the Company.

               Name and Address              Amount and Nature      Percent
             of Beneficial Owner          of Beneficial Ownership   of Class
      ----------------------------------------------------------------------
      Sanford C. Bernstein & Co., Inc.
      767 Fifth Avenue
      New York, New York 10153(1)
                                           13,614,607 shares(1)      14.2%

      Oppenheimer Capital
      Oppenheimer Tower
      World Financial Center
      New York, New York 10281(2)
                                            8,815,927 shares(2)       9.2%

      Dodge & Cox
      One Sansome St.
      San Francisco, California 94104(3)
                                            6,149,680 shares(3)       6.4%
      ----------------------------------------------------------------------

The information that is footnoted in the table above and set forth in the notes below is based upon a Schedule 13G filed with the Securities and Exchange Commission by each respective shareholder.

(1) In its Schedule 13G, Sanford C. Bernstein & Co., Inc. stated that (i) such shares are held for the accounts of various clients, and (ii) it has sole voting power with respect to 7,672,596 of such shares, shared voting power with respect to 1,427,687 of such shares and sole dispositive power with respect to all of such shares.

(2) In its Schedule 13G, Oppenheimer Capital stated that, in its capacity as investment advisor, it has shared voting and shared dispositive power with respect to all of such shares.

(3) In its Schedule 13G, Dodge & Cox stated that (i) such shares are held for the accounts of various clients, and (ii) it has sole voting power with respect to 5,537,380 of such shares, shared voting power with respect to 66,700 of such shares and sole dispositive power with respect to all of such shares.
--------------------------------------------------------------------------------

-- PROPOSAL 1: ELECTION OF DIRECTORS

THE BOARD OF DIRECTORS

GENERAL

     The Board of Directors, which is divided into three classes normally elected for three-year terms, presently consists of 10 directors.

     Eight regular meetings and one special meeting of the Board were held in 1998. Eight regular meetings are scheduled for 1999. All directors attended at least 75% of the Board meetings and meetings of committees on which they served during 1998. The average attendance by directors at Board meetings and meetings of committees on which they served was more than 98%.

THE NOMINEES

     In accordance with the recommendation of its Committee on Board Affairs, the Board of Directors has chosen five persons as nominees for election to the Board.

     Lawrence A. Bossidy, Robert A. Charpie and Allan E. Gotlieb, who previously were elected by the shareholders and whose terms expire at the 1999 Annual Meeting of Shareholders, are nominees for re-election to the Board. Mr. Bossidy has been nominated for a regular three-year term expiring at the 2002 Annual Meeting. In accordance with the Company's By-Laws, Messrs. Charpie and Gotlieb have been nominated for one-year terms expiring at the 2000 Annual Meeting. It is expected that Messrs. Charpie and Gotlieb, whose election will ensure that the Board continues to satisfy the minimum-size requirements of the By-Laws, will retire at next year's Annual Meeting.

     Henrique C. Meirelles was elected by the Board of Directors since the last Annual Meeting. He is a nominee for election by the shareholders for a regular three-year term expiring at the 2002 Annual Meeting.

     Richard E. Olson, who previously was elected by the shareholders, also is a nominee for re-election to the Board. His present term is due to expire at the 2000 Annual Meeting. He has been nominated for a three-year term expiring at the 2002 Annual Meeting in order to apportion the directors among the three classes so as to make all classes as nearly equal in number as possible, as required by the New York Business Corporation Law.

     If, for any reason, any of the nominees should not be a candidate for election at the meeting, the proxies may be voted for another person nominated by the Board of Directors or the number of directors may be reduced accordingly. The Committee on Board Affairs does not anticipate that any of the nominees will be unavailable.

INFORMATION ON THE NOMINEES AND DIRECTORS

     The following table sets forth the names of the nominees and the directors continuing in office after the 1999 Annual Meeting, their terms of office, the years in which they first became directors of the Company and their ages.

          Name                 Term Will Expire      First Elected a Director      Age
--------------------------------------------------------------------------------------
Lawrence A. Bossidy                  2002                      1995                64
Robert A. Charpie                    2000                      1975                73
H. Corbin Day                        2001                      1997                61
Alice F. Emerson                     2001                      1993                67
Allan E. Gotlieb                     2000                      1989                71
Henrique C. Meirelles                2002                      1999                53
Kenwood C. Nichols                   2001                      1989                59
Richard E. Olson                     2002                      1996                61
Walter V. Shipley                    2000                      1983                63
Richard E. Walton                    2000                      1987                67
--------------------------------------------------------------------------------------

     Mr. Bossidy has been Chief Executive Officer of AlliedSignal Inc., a manufacturer of aerospace and automotive products and engineered materials, since 1991 and Chairman of the Board of AlliedSignal since 1992. From 1957 to 1991, he served in various executive and financial positions, including Vice Chairman and Executive Officer, at

General Electric Company, a diversified services and manufacturing company. He also is a director of J.P. Morgan & Co. Incorporated and Merck & Co., Inc.

     Mr. Charpie served as President of Cabot Corporation, a producer of chemicals, metals, oil and gas, from 1969 to 1986 and as Chairman of the Board of Cabot from 1986 to 1988. He is Chairman of Ampersand Venture Management Corporation, a venture capital investment management firm.

     Mr. Day has been Chairman of the Board of Jemison Investment Co., Inc., a diversified holding company and venture capital firm, since 1988. He is a limited partner and former general partner of Goldman, Sachs & Co., which provides investment banking and financial advisory services to the Company. He also is a director of American Heritage Life Investment Corporation, Blount International, Inc., European Investors Holding Company, Inc. and Hughes Supply, Inc.

     Ms. Emerson is a Senior Advisor at The Andrew W. Mellon Foundation, a philanthropic institution. From 1975 until joining the Mellon Foundation in 1991, she served as President of Wheaton College in Norton, Massachusetts. She also is a director of AES Corporation, BankBoston Corporation and Eastman Kodak Company.

     Mr. Gotlieb served as Canada's Ambassador to the United States from 1981 to 1989 and as Chairman of Burson-Marsteller Canada, a public relations firm, from 1991 to 1995. He is a director of Alcan Aluminium Limited, Hollinger Inc. and Livent Inc.

     Mr. Meirelles has been President and Chief Operating Officer and a director of BankBoston Corporation since 1996. He has served BankBoston Corporation and its subsidiaries in various positions since 1974, including as Regional Manager of Brazil from 1994 to 1996. He also is a director of Bestfoods and Raytheon Company.

     Mr. Nichols was elected Vice Chairman and Executive Officer of the Company in 1996. He has been Vice Chairman and a director of the Company since 1989.

     Mr. Olson was elected Chairman and Chief Executive Officer of the Company in 1996. He had been an Executive Vice President of the Company since 1987.

     Mr. Shipley is Chairman and Chief Executive Officer of The Chase Manhattan Corporation. From 1982 to 1996, he served as Chairman and Chief Executive Officer or as President of Chemical Banking Corporation, which merged with and changed its name to The Chase Manhattan Corporation in 1996. He also is a director of Bell Atlantic Corporation and Exxon Corporation.

     Mr. Walton was a professor at the Harvard University Graduate School of Business Administration, specializing in organizational development and work innovation in industry, from 1968 to 1997.

COMMITTEES

     The Board of Directors has four standing committees, each of which is composed entirely of outside directors. The membership and principal responsibilities of the Board committees are presented below.

           Audit Committee                                             Compensation and Stock Option Committee
           Richard E. Walton, Chair                                    Lawrence A. Bossidy, Chair
           H. Corbin Day                                               Robert A. Charpie
           Alice F. Emerson                                            H. Corbin Day
           Allan E. Gotlieb

           Committee on Board Affairs                                  Pension Funding and Investment Committee
           Robert A. Charpie, Chair                                    Alice F. Emerson, Chair
           Lawrence A. Bossidy                                         Allan E. Gotlieb
           Walter V. Shipley                                           Richard E. Walton

     The Audit Committee recommends to the Board of Directors the firm of independent auditors to be engaged to audit the annual consolidated financial statements of the Company; reviews the annual audit plan as proposed by the independent auditors and the fees to be paid for such services; reviews management's engagement of independent auditors to perform non-audit services and determines whether such engagement unduly influences the auditors' independence; reviews and evaluates with the independent auditors the results of the audit process; reviews and evaluates the organization, scope of activity and effectiveness of the Company's internal audit function; discusses with senior management, the independent auditors and the internal audit department their observations with respect to the Company's system of internal control; performs other activities deemed by the committee to provide necessary oversight of the Company's public financial reporting process; and performs other duties assigned by the Board of Directors. The Audit Committee held two meetings in 1998.

     The Committee on Board Affairs advises the Board of Directors on possible director nominees and on policy matters concerning the composition, organization, work and affairs of the Board and its committees. Shareholders are invited to submit matters of interest relating to the Company, including possible director nominees, for the consideration of this committee by writing to it at the Company's principal executive office. The Committee on Board Affairs held two meetings in 1998.

     The Compensation and Stock Option Committee has responsibility for the compensation of officers and other senior managers. This committee determines general management compensation policies; makes awards under the Company's incentive compensation plans; reviews the Company's management succession plan; and authorizes the holding of outside directorships by Company executives. The Compensation and Stock Option Committee held four meetings in 1998.

     The Pension Funding and Investment Committee approves the actuarial methods and assumptions used in funding the Company's pension plans, approves the investment policy and guidelines of the plans and reviews the plans' investment performance. In addition, it establishes policies with respect to and monitors the voting of stock owned by the Company's pension plans. This committee also reviews and makes recommendations on pension and employee benefit matters submitted to the Board of Directors. The Pension Funding and Investment Committee held two meetings in 1998.

DIRECTORS' COMPENSATION

     Each director who is not an employee of the Company receives an annual retainer of $22,500 for services as a director and a fee of $1,500 for each Board meeting attended. Each committee chair receives an annual retainer of $5,000, and committee members, including chairs, receive a fee of $1,000 for each committee meeting attended. At each director's election, these fees are paid quarterly in cash or are deferred quarterly in the form of units equivalent to shares of the Company's Common Stock; such units accrue dividend equivalents and are paid in cash following retirement from the Board in the same manner as the stock units described in the next paragraph.

     The Board believes that, in order to further align the interests of outside directors with the interests of shareholders, directors' compensation should include a significant component of Company equity. Accordingly, each director who is not an employee of the Company receives quarterly grants of Common Stock equivalent units with an annual value of $22,500. These units accrue amounts equal to dividends paid on the Common Stock, which are credited in the form of additional units. The value of all of a director's Common Stock equivalent units (whether received pursuant to the grants described in this paragraph or pursuant to any elective deferral of fees as described in the previous paragraph) is paid in cash following his or her retirement from the Board, in accordance with a schedule selected by the director, based upon the price of the Common Stock at the time of payment.

     The Company provides $50,000 of group term life insurance and $200,000 of travel accident insurance to the outside directors as well as directors liability insurance for all directors.

STOCK OWNERSHIP BY DIRECTORS, NOMINEES AND
EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the shares and equivalent units of the Company's Common Stock beneficially owned, as of March 31, 1999, by each director and nominee, by each of the executive officers included in the Summary Compensation Table presented later in this Proxy Statement and by all directors, nominees and executive officers as a group. The number of shares beneficially owned by all directors, nominees and executive officers as a group represents less than 1% of the outstanding Common Stock.

         Name              Number of Shares(1)
-------------------------------------------------
L. Scott Barnard              85,631 (2),(3)
Lawrence A. Bossidy            4,490 (4)
Robert A. Charpie             49,955 (4)
H. Corbin Day                  5,458 (4)
Alice F. Emerson               1,550 (4)
Allan E. Gotlieb               2,120 (4)
Thomas L. Griffin             42,008 (2),(3)
Henrique C. Meirelles          2,136 (4)
Kenwood C. Nichols           287,474 (2),(3)
Richard E. Olson             155,630 (2),(3)
Richard L. Porterfield        78,629 (2),(3)
Walter V. Shipley              8,474 (4)
Richard E. Walton              8,010 (4)
All directors, nominees
  and executive
  officers as a group        870,759 (2),(3),(4)
-------------------------------------------------

(1) Certain directors and executive officers share voting or investment power with other persons with respect to 31,791 of such shares.

(2) The amounts reported include shares of Common Stock that executive officers have the right to acquire pursuant to stock options that are exercisable or will become exercisable within 60 days, as follows: Mr. Barnard - 58,000 shares; Mr. Griffin - 28,300 shares; Mr. Nichols - 237,500 shares; Mr. Olson - 102,000 shares; Mr. Porterfield - 60,300 shares; and all executive officers as a group - 586,100 shares. The table does not include shares underlying performance share units and unvested restricted stock units held by executive officers.

(3) The amounts reported include shares of Common Stock that have been earned out under certain compensation plans and the receipt of which has been deferred until retirement, as follows: Mr. Barnard - 12,034 shares; Mr. Griffin - 4,438 shares; Mr. Nichols - 13,538 shares; Mr. Olson - 15,278 shares; Mr. Porterfield - 9,419 shares; and all executive officers as a group - 65,054 shares.

    The amounts reported also include Common Stock equivalent units held under the deferral arrangements of certain compensation and savings plans which entitle participants to receive a cash payment for each unit equal to the price of a share of Common Stock at the time of payment, as follows: Mr. Barnard - 9,004 units; Mr. Griffin - 5,472 units; Mr. Nichols - 4,576 units; Mr. Olson - 17,251 units; Mr. Porterfield - 7,188 units; and all executive officers as a group - 54,248 units.

(4) The amounts reported include Common Stock equivalent units, as follows: Mr. Bossidy - 2,490 units; Mr. Charpie - 42,297 units; Mr. Day - 2,458 units; Ms. Emerson - 1,120 units; Mr. Gotlieb - 1,120 units;

    Mr. Meirelles - 136 units; Mr. Shipley - 7,474 units; Mr. Walton - 6,110 units; and all directors as a group - 63,205 units. These Common Stock equivalent units consist of the units discussed above under "Directors' Compensation" and, in the case of certain directors, similar units representing the settlement of their accrued pension benefit as of January 1, 1997 under the Company's former retirement plan for outside directors.
--------------------------------------------------------------------------------

EXECUTIVE COMPENSATION

REPORT ON 1998 EXECUTIVE COMPENSATION BY THE COMPENSATION AND STOCK OPTION COMMITTEE OF THE BOARD OF DIRECTORS

                                    General

     The Compensation and Stock Option Committee of the Board of Directors (the "Committee") administers the Company's executive compensation program and determines the compensation of senior management. The Committee is composed entirely of outside directors.

     The objective of the Company's executive compensation program is to attract and retain outstanding senior managers and to provide meaningful incentives for them to maximize shareholder value. Accordingly, a substantial portion of each executive's compensation is dependent upon Company financial performance and appreciation in the price of the Company's Common Stock. In addition, senior managers are required to own specified minimum amounts of Company stock.

     The decisions of the Committee with regard to executive compensation are made in the context of competitive conditions. The Committee reviews summaries of surveys prepared by outside compensation consultants with respect to the compensation levels of approximately 15 other large companies in the forest products industry (the "Forest Products Group") and approximately 300 large industrial companies (the "General Industrial Group"). Since the Company competes for executive talent with companies other than its principal business competitors, the comparative groups for executive compensation purposes are broader than the principal business competitor group represented in the Comparison of Five-Year Cumulative Total Return Graph below.

     The principal components of the Company's executive compensation program in 1998 were salary; annual incentive compensation; and longer-term, equity-based, incentive compensation, primarily stock options. As discussed below, each of these components serves a somewhat different purpose in motivating executives to maximize shareholder value.

                                     Salary

     Salary is intended to provide a competitive base level of compensation. Salary ranges for executive officers are targeted to approximate the 75th percentile of the Forest Products Group and the median of the General Industrial Group for substantially similar positions.

     Reflecting the emphasis on incentive compensation, beginning in 1998 executive officers no longer are eligible for salary increases on an annual basis unless their salary levels are below the targeted position in their respective salary ranges. For this reason, no salary increases were granted to certain executive officers, including Messrs. Olson and Nichols, in 1998. The salary increase for each of the other executive officers in 1998 was based upon his individual performance and position in his salary range. The Committee's evaluation of individual performance included an assessment of, among other factors, the executive's managerial skills, leadership qualities and strategic planning capabilities. In addition, Mr. Griffin received a special salary increase in 1998 to reflect his election as an Executive Vice President.

                         Annual Incentive Compensation

     The primary purpose of annual incentive compensation is to motivate senior managers, through short-term (one-year) incentives and rewards, to maximize shareholder value by maximizing the Company's financial performance.

     Annual incentive compensation for executive officers is designed so that, upon the attainment of targeted performance levels, total annual cash compensation for substantially similar positions approximates the 75th percentile of the Forest Products Group and the median of the General Industrial Group. Actual incentive award amounts each year are at, above or below the designed level depending upon whether performance in that year is at, above or below targeted levels. In 1998, the incentive award for each executive officer was based upon two performance measures: (i) the Company's return on capital employed ("ROCE") in relation to objectives established at the beginning of the year; and (ii) the executive's individual performance. At targeted ROCE and individual performance levels, the ROCE performance measure has substantially greater weight than the individual performance measure in determining annual incentive awards.

     The performance criteria described above resulted in the incentive awards for 1998 set forth in the Incentive Award column of the Summary Compensation Table below for Mr. Olson and each of the other four most highly compensated executive officers. The Company's ROCE in 1998 was higher than in 1997. However, it was below the targeted level for 1998, mainly due to low prices for pulp and paper. As a result, the incentive awards for all of the executive officers increased from 1997 but were below targeted levels for 1998.

     As an incentive for senior managers to increase their equity interest in the Company, the Committee authorized a 10% increase in the amount of any incentive awards for 1998 that were deferred until retirement by the recipients in the form of units equivalent to shares of the Company's Common Stock. Certain executive officers, including Messrs. Olson, Barnard and Griffin, made such deferral elections for 1998. The resulting increase in the annual incentive compensation for Messrs. Olson, Barnard and Griffin is set forth in the Deferral Premium column of the Summary Compensation Table below.

               Longer-Term, Equity-Based, Incentive Compensation

     The primary purpose of longer-term, equity-based, incentive compensation is to motivate senior managers to maximize shareholder value by linking a portion of their compensation directly to shareholder return. In 1998, the Company's equity-based compensation for executive officers consisted principally of stock options. Options provide value to executives only when the Company's shareholders benefit from appreciation in the price of the Company's Common Stock.

     In 1997, the Committee authorized grants of performance share units to executive officers and other senior managers. As described under "Long-Term Incentive Plan Awards Table" below, performance share units will be earned out only if a very aggressive total shareholder return ("TSR") goal is achieved before March 19, 2000. If the TSR goal is not achieved, there will be no earn-out, and the performance share units will be forfeited. In 1998, the Committee authorized additional pro rata grants of performance share units to certain executive officers, including Messrs. Porterfield and Griffin, to reflect their respective promotions and assumption of new responsibilities. These additional grants have the same TSR goal as the 1997 grants.

     Equity-based, incentive compensation for executive officers is targeted at the median of the Forest Products Group and the General Industrial Group for substantially similar positions. In order to maintain the value of such compensation at the targeted level, fewer options are granted to senior managers in years in which they receive grants of performance share units. For this reason, all of the executive officers in 1997 and certain executive officers, including Messrs. Porterfield and Griffin, in 1998 received option grants in an amount less than that normally specified for their respective grade levels.

     From time to time, restricted stock units are granted to selected senior managers, including certain executive officers. The purpose of these awards is to promote the retention of these key executives and to further tie their compensation to shareholder return. The units vest in installments over a multi-year period, provided the executive remains in the Company's employ until each vesting date. In 1998, the Committee granted restricted stock units to one executive officer, who had not received any previous grant and who is not one of the named executives included in the Summary Compensation Table below, in connection with his assumption of additional responsibilities.

     Equity-based compensation is granted as an incentive for the future rather than as a reward for the past. Consequently, the size of the award generally is a function of the executive's grade level and does not vary with Company performance. The size of the award is not affected by the amount of equity-based compensation previously granted to, or held at the time by, an executive.

                            Stock Ownership Program

     Upon the recommendation of the Committee, a stock ownership program was adopted by the Board of Directors in 1997 in order to more closely link the interests of management with the interests of shareholders. The program applies to the executive officers and approximately 90 other senior managers.

     Executive officers are required to attain specified minimum levels of ownership of Company stock or stock units within a three-year period. The ownership requirement is equal to three times salary for the Chairman and Vice Chairman and, depending upon their responsibilities, one or two times salary for the other executive officers. Depending upon their responsibilities, the other senior managers covered by the program are required within a three-year or five-year period to own Company stock or stock units equal to their salary or half of their salary.

                    Deductibility of Executive Compensation

     For federal income tax purposes, a public company may not deduct compensation in excess of $1 million paid in any year to its Chief Executive Officer or any of its other four most highly compensated executive officers. However, compensation that is deferred until retirement or is paid solely on account of the attainment of objective performance goals is not subject to the $1 million deduction limit.

     Compensation attributable to the exercise of outstanding stock options is fully deductible by the Company. This also will be true with respect to options granted under the proposed 1999 Stock Option Plan if it is approved by the shareholders at the meeting. In addition, as the result of the deferral provisions of outstanding performance share unit and restricted stock unit awards, no loss of deductions is anticipated upon the vesting of those units. Since annual incentive compensation awards are not paid solely upon the attainment of objective performance goals, the deduction limit does apply to such awards unless they are deferred until retirement. The Committee believes that the purposes of the Company's executive compensation program are better served by basing annual incentive compensation on the combination of an objective Company performance goal (ROCE) and individual performance evaluations rather than exclusively on mechanistic criteria that allow no opportunity for Committee judgment regarding important intangible factors.

     Compensation paid to the Company's executive officers in 1998 was fully deductible. In view of the anticipated compensation levels for the executive officers in 1999, it is expected that compensation paid to the executive officers this year also will be fully deductible.

                                     * * *

                    Compensation and Stock Option Committee

                           Lawrence A. Bossidy, Chair
                               Robert A. Charpie
                                 H. Corbin Day

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Day is one of the three outside directors who comprise the Compensation and Stock Option Committee of the Board of Directors. He is a limited partner and former general partner of Goldman, Sachs & Co., which provides investment banking and financial advisory services to the Company.

     Mr. Day retired as a general partner of Goldman Sachs in 1986. Since then, he has had no role in the management of and has not shared in the profits of Goldman Sachs. As a limited partner, his financial interest in Goldman Sachs consists solely of the receipt of a fixed rate of return on the capital contribution that he made to the firm prior to his retirement as a general partner. This return is not dependent upon or affected in any way by the services that Goldman Sachs performs for the Company.

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the compensation for 1996, 1997 and 1998 of the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company in 1998 (collectively, the "named executives").

                           Summary Compensation Table

                                          ------------------------------------------------------------------------------------------
                                                                                                              Long-Term
                                                             Annual Compensation                         Compensation Awards
                                          ------------------------------------------------------    --------------------------------
                                                                   Bonus                 Other                       Securities
                                                       -----------------------------     Annual       Restricted     Underlying
           Name and                                      Incentive       Deferral       Compen-         Stock         Options/
           Principal                       Salary(4)      Award(4)      Premium(5)     sation(6)       Units(7)       SARs(8)
           Position               Year        ($)           ($)            ($)            ($)            ($)            (#)
---------------------------------------------------------------------------------------------------------------------------------
  Richard E. Olson,               1998     $800,000      $475,000        $47,500        $  --        $    0            55,000
  Chairman and                    1997      800,000       300,000          N/A            1,071           0            23,000
  Chief Executive Officer(1)      1996      587,500       700,000          N/A           10,338       2,212,500        12,000
---------------------------------------------------------------------------------------------------------------------------------
  Kenwood C. Nichols,             1998      665,000       320,000           0              --             0            40,000
  Vice Chairman and               1997      665,000       250,000          N/A              843           0            15,500
  Executive Officer(2)            1996      600,000       550,000          N/A            1,198       1,991,250        28,000
---------------------------------------------------------------------------------------------------------------------------------
  L. Scott Barnard,               1998      441,000       180,000         18,000           --             0            20,000
  Executive Vice                  1997      424,000       140,000          N/A              420           0             8,000
  President                       1996      366,667       261,400          N/A           14,736       1,770,000        10,000
---------------------------------------------------------------------------------------------------------------------------------
  Richard L. Porterfield,         1998      386,000       160,000           0              --             0            18,500
  Executive Vice                  1997      371,000       135,000          N/A              352           0             6,800
  President                       1996      350,000       229,400          N/A              669       1,416,000        10,000
---------------------------------------------------------------------------------------------------------------------------------
  Thomas L. Griffin,              1998      281,580       175,000         17,500           --             0            15,800
  Executive Vice
  President(3)
---------------------------------------------------------------------------------------------------------------------------------


                                 --------------
                                      All
                                     Other
           Name and                 Compen-
           Principal               sation(9)
           Position                   ($)
-------------------------------  --------------
  Richard E. Olson,                $233,786
  Chairman and                      167,777
  Chief Executive Officer(1)        167,502
----------------------------------------------
  Kenwood C. Nichols,               204,307
  Vice Chairman and                 152,186
  Executive Officer(2)              163,542
----------------------------------------------
  L. Scott Barnard,                 102,559
  Executive Vice                    100,167
  President                          99,102
----------------------------------------------
  Richard L. Porterfield,            76,035
  Executive Vice                     69,575
  President                          87,921
----------------------------------------------
  Thomas L. Griffin,                 51,088
  Executive Vice
  President(3)
----------------------------------------------

(1) Mr. Olson was elected Chairman and Chief Executive Officer in 1996.

(2) Mr. Nichols was elected Vice Chairman and Executive Officer in 1996.

(3) Mr. Griffin was elected an Executive Vice President in 1998.

(4) The amounts reported in the Salary and Incentive Award columns, respectively, include all salary and annual incentive compensation for the applicable years, whether paid currently in cash or deferred until retirement at the election of the named executive.

(5) As an incentive for senior managers to increase their equity interest in the Company, the Compensation and Stock Option Committee of the Board of Directors authorized a 10% increase in the amount of any annual incentive compensation awards for 1998 that were deferred until retirement by the recipients in the form of units equivalent to shares of the Company's Common Stock. Messrs. Olson, Barnard and Griffin made such deferral elections. The resulting increase in their annual incentive compensation for 1998 is set forth in the Deferral Premium column. The total annual incentive compensation for 1998 for Messrs. Olson, Barnard and Griffin is equal to the sum of the amounts set forth in the Incentive Award and Deferral Premium columns.

(6) In 1998, the value of personal benefits provided was less than the minimum amount required to be reported. The amounts reported for 1997 and 1996 represent certain tax payments made by the Company on behalf of the named executives.

(7) The amounts reported represent the market value of the restricted stock units as of the date of grant in 1996. Each unit entitles the holder, upon vesting, to receive one share of Common Stock. The number of restricted stock units granted to each of the named executives was as follows: Mr. Olson - 50,000 units; Mr. Nichols - 45,000 units; Mr. Barnard - 40,000 units; and Mr. Porterfield - 32,000 units. Thirty percent of the restricted stock units vested on August 15, 1998. If the named executive is employed by the Company on the applicable vesting date, an additional 30% of the grant will vest on August 15, 2000, and the remaining 40% of the grant will vest on August 15, 2002.

    Performance share units were granted to each of the named executives in 1997, and an additional pro rata grant was made to certain named executives in 1998. For a description of the terms of the performance share units, see "Long-Term Incentive Plan Awards Table" below.

    As of year-end 1998, the number and market value of the unvested restricted stock units and of the performance share units in the aggregate held by each of the named executives were as follows: Mr. Olson - 80,600 units ($3,264,300); Mr. Nichols - 66,500 units ($2,693,250); Mr. Barnard - 48,000 units ($1,944,000); Mr. Porterfield - 40,600 units ($1,644,300); and Mr.
    Griffin - 14,800 units ($599,400). The information in the preceding sentence reflects an assumed target performance level for the performance share units, although in fact they are subject to forfeiture in their entirety if the total shareholder return goal is not achieved before March 19, 2000. Dividend equivalents are not paid or credited with respect to unvested restricted stock units or performance share units.

(8) The amounts reported represent shares underlying options to purchase Common Stock. Options granted in 1996 have tandem stock appreciation rights ("SARs"). To the extent that a stock option or an SAR is exercised, the tandem grant is canceled. Options granted in 1997 and 1998 do not have tandem SARs.

(9) The amounts reported for 1998 include matching contributions by the Company to accounts under the Savings Plan for Salaried Employees and the Nonqualified Supplemental Savings Plan, as follows: Mr. Olson - $33,000; Mr. Nichols - $27,450; Mr. Barnard - $17,430; Mr. Porterfield - $15,630; and Mr. Griffin - $11,565. Company contributions are invested in shares of the Company's Common Stock under the Savings Plan for Salaried Employees, which is funded, and are made in units equivalent to shares of the Company's Common Stock under the Nonqualified Supplemental Savings Plan, which is unfunded.

    The balance of the amounts reported for 1998 represents premiums paid by the Company under the Company's Executive Life Insurance Plan. All employees who are above a certain compensation grade level, including all of the executive officers, participate in this plan.

OPTION GRANT TABLE

     The following table sets forth information concerning the grant of stock options to each of the named executives in 1998. The potential realizable values included in the table represent hypothetical gains from the stock options granted in 1998 as well as the corresponding hypothetical gains for all shareholders in the market value of the Company's Common Stock. These hypothetical gains are based upon assumed annual stock price appreciation rates of 5% and 10% over the full 10-year term of the options in accordance with Securities and Exchange Commission regulations. At the end of the term of the options granted in 1998, the price of a share of the Common Stock would be $94.07 at an assumed annual appreciation rate of 5% and $149.79 at an assumed annual appreciation rate of 10%.

                             Option Grants in 1998

                                                                                       Potential Realizable
                                                                                               Value
                                                                                         at Assumed Annual
                                                                                             Rates of
                                                                                     Stock Price Appreciation
                                             Individual Grants(1)                         for Option Term
                            ------------------------------------------------------   -------------------------
                            Number of
                            Securities    % of Total
                            Underlying     Options      Exercise
                             Options      Granted to     or Base
                             Granted      Employees     Price(2)      Expiration         5%            10%
           Name                (#)         in 1998       ($/Sh)          Date            ($)           ($)
--------------------------------------------------------------------------------------------------------------
Richard E. Olson              55,000       5.7%          $57.75     April 15, 2008   $1,997,529    $5,062,123
Kenwood C. Nichols            40,000       4.2%           57.75     April 15, 2008    1,452,748     3,681,544
L. Scott Barnard              20,000       2.1%           57.75     April 15, 2008      726,374     1,840,772
Richard L. Porterfield        18,500       1.9%           57.75     April 15, 2008      671,896     1,702,714
Thomas L. Griffin             15,800       1.6%           57.75     April 15, 2008      573,835     1,454,210
--------------------------------------------------------------------------------------------------------------
All Shareholders              N/A          N/A            N/A            N/A         $3.5 billion  $8.8 billion
--------------------------------------------------------------------------------------------------------------

(1) All of the stock options awarded to the named executives last year were granted on April 15, 1998 and became exercisable on April 15, 1999, provided the optionee remained in the Company's employ until that date. Although the Compensation and Stock Option Committee of the Board of Directors had the authority to permit the exercise of those stock options at any time prior to April 15, 1999 upon its determination of the existence of a special or extraordinary situation, it did not exercise this authority.

    Reference is made to "Employment and Severance Agreements" below for a description of the cash settlement of stock options held by certain named executives upon any termination of employment without cause within three years after a change in control of the Company.

(2) The exercise price is 100% of the fair market value of a share of the Company's Common Stock on the date of grant. The exercise price may be paid in cash or in shares of the Company's Common Stock valued at their fair market value on the date of exercise.

OPTION/SAR EXERCISE AND YEAR-END VALUES TABLE

     The following table sets forth information with respect to each of the named executives concerning the exercise of stock options and tandem SARs in 1998 and concerning unexercised stock options and tandem SARs held at December 31, 1998.

                    Aggregated Option/SAR Exercises in 1998
                         and Year-End Option/SAR Values

                           Number of                                                        Value of Unexercised
                           Securities                       Number of Securities                In-the-Money
                           Underlying                      Underlying Unexercised               Options/SARs
                          Options/SARs      Value         Options/SARs at Year-End             at Year-End(1)
                           Exercised      Realized                  (#)                             ($)
          Name                (#)            ($)       Exercisable    Unexercisable     Exercisable   Unexercisable
--------------------------------------------------------------------------------------------------------------------
Richard E. Olson              0              0            47,000          55,000        $   16,500        0
Kenwood C. Nichols            0              0           197,500          40,000         1,554,000        0
L. Scott Barnard              0              0            38,000          20,000           132,000        0
Richard L. Porterfield        0              0            41,800          18,500           165,000        0
Thomas L. Griffin             0              0            12,500          15,800            44,625        0
--------------------------------------------------------------------------------------------------------------------

(1) The amounts in these columns are based upon the $40.50 closing price of a share of the Company's Common Stock on December 31, 1998 on the New York Stock Exchange Composite Transactions.

LONG-TERM INCENTIVE PLAN AWARDS TABLE

     The following table sets forth information with respect to each of the named executives concerning the grant of performance share units in 1998 and the potential earn-out of shares of the Company's Common Stock pursuant to such grant.

                    Long-Term Incentive Plan Awards in 1998

                                                          Estimated Future Payouts
                         Number of                           (Number of Shares)
                        Performance     Performance     ----------------------------
         Name           Share Units       Period        Threshold   Target   Maximum
------------------------------------------------------------------------------------
Richard E. Olson             0              N/A            0           0        0
Kenwood C. Nichols           0              N/A            0           0        0
L. Scott Barnard             0              N/A            0           0        0
Richard L. Porterfield     3,600      3/19/97-3/18/00    2,880       3,600    6,120
Thomas L. Griffin         10,400      3/19/97-3/18/00    8,320      10,400   17,680
------------------------------------------------------------------------------------

     In 1997, performance share units were granted to the named executives and other senior managers in lieu of a portion of normal stock option awards in order to tie a significant part of equity-based compensation to a very aggressive goal relating to total shareholder return (stock price appreciation plus dividend yield) ("TSR"). These units entitle the executives, upon earn-out, to receive shares of the Company's Common Stock. The earn-out of shares is dependent upon TSR increasing, at any time before March 19, 2000, to a value equivalent to approximately 15% per annum compounded for three years. If the TSR goal is achieved, then, depending upon the Company's TSR during the performance period relative to an industry peer group, the number of shares earned out will range from 80% to 170% of the number of performance share units granted. If the TSR goal is not achieved, no shares will be earned out, and the performance share units will be forfeited.

     As reported in the table above, in 1998, additional pro rata grants of performance share units in lieu of a portion of normal stock option awards were made to Messrs. Porterfield and Griffin to reflect their respective promotions and assumption of new responsibilities. These additional grants have the same TSR goal as the 1997 grants. In the table above, the threshold, target and maximum potential payouts correspond to earn-out levels equal to 80%, 100% and 170%, respectively, of the number of performance share units granted.

PENSION PLAN TABLE

     The Company's retirement program consists of (i) a tax-qualified, funded pension plan for all non-represented salaried employees, including executive officers, and (ii) for executive officers and other key employees, a non-qualified, unfunded supplemental retirement income plan that provides benefits which, but for certain limits imposed by the Internal Revenue Code on tax-qualified plans, would be provided under the Company's qualified pension plan. The retirement program provides non-contributory benefits based upon years of service and average annual earnings for, in the case of executive officers, the highest three consecutive years in the 10 years preceding retirement. Average annual earnings covered by the program consist of (1) the average of the salaries reported in the Summary Compensation Table for the applicable years, plus (2) the higher of (a) the average of the bonuses reported in the Summary Compensation Table for such years or (b) the average of the bonuses paid in such years but earned in, and reported in the Summary Compensation Table for, the immediately preceding years.

     The following table sets forth, for various income and service levels, the annual benefits payable to executive officers under the Company's retirement program for life, commencing at normal retirement at age 65 or upon early retirement after age 62. These benefits are presented on a straight-life annuity basis and before deducting the portion of Social Security payments attributable to Company contributions as provided by the retirement program.

                               Pension Plan Table

                               Approximate Annual Retirement Benefits
 Average     ---------------------------------------------------------------------------
  Annual      10 Years     15 Years     20 Years     25 Years     30 Years     35 Years
 Earnings    of Service   of Service   of Service   of Service   of Service   of Service
----------------------------------------------------------------------------------------
$  250,000    $ 41,667     $ 62,500     $ 83,333     $104,167    $  125,000   $  145,833
   500,000      83,333      125,000      166,667      208,333       250,000      291,667
   750,000     125,000      187,500      250,000      312,500       375,000      437,500
 1,000,000     166,667      250,000      333,333      416,667       500,000      583,333
 1,250,000     208,333      312,500      416,667      520,833       625,000      729,167
 1,500,000     250,000      375,000      500,000      625,000       750,000      875,000
 1,750,000     291,667      437,500      583,333      729,167       875,000    1,020,833
 2,000,000     333,333      500,000      666,667      833,333     1,000,000    1,166,667

----------------------------------------------------------------------------------------

     Average annual earnings for the highest three consecutive years in the last 10 years and presently credited years of service for the named executives are as follows: Mr. Olson - $1,304,500 / 32 years; Mr. Nichols - $1,259,667 / 26 years; Mr. Barnard - $756,689 / 30 years; Mr. Porterfield - $702,800 / 20 years; and Mr. Griffin - $383,304 / 8 years.

     Messrs. Nichols and Olson have agreements with the Company which provide for annual retirement benefits of 60% of average annual earnings (salary and bonus) for the highest three consecutive years in the 10 years preceding retirement, provided in the case of Mr. Nichols that he remains employed by the Company until July 19, 1999. The retirement benefit for Mr. Olson will increase to 65% of average annual earnings if he remains employed by the Company until August 10, 1999. These contractual retirement benefits are payable only to the extent that they exceed the retirement benefits paid under the Company's retirement program, described above, plus the portion of Social Security payments attributable to Company contributions. The agreements also provide a survivor retirement benefit for the wives of Messrs. Nichols and Olson equal to 60% of the retirement benefit payable thereunder to the respective executives during their lifetime. Under the agreements, upon retirement Messrs. Nichols and Olson may elect to receive the present value of all of their retirement benefits, other than the portion attributable to the qualified pension plan, in a lump sum, subject to the approval of the Company's Board of Directors.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     The Company has employment agreements with Messrs. Nichols and Olson which provide for minimum annual salaries of $375,000 and $800,000, respectively. If employment is terminated by the Company without cause, Messrs. Nichols and Olson are entitled to severance pay for two years (but not beyond age 65) at annual rates of $1,549,000 and $1,322,500, respectively, as well as the continuation for two years (but not beyond age 65) of certain employee benefits, including medical, dental and disability coverages. These agreements also provide certain retirement benefits, as discussed above under "Pension Plan Table".

     The Company has agreements with Messrs. Barnard and Porterfield which provide that, if employment is terminated by the Company without cause, they are entitled to severance pay for two years (but not beyond age 65) at annual rates of $912,000 and $937,000, respectively, as well as the continuation for two years (but not beyond age 65) of certain employee benefits, including medical, dental and disability coverages.

     All these agreements also provide that, if employment is terminated without cause within three years after a change in control of the Company: (i) severance amounts, medical, dental and disability coverages for two years and the present value of any contractual retirement benefits will become payable in a lump sum; and (ii) absent notice to the contrary from the named executive, the Company will settle his stock options and tandem SARs for cash equal to the difference between the fair market value of the option shares at the time of termination (or, if applicable and if higher, the change in control tender offer price) and the exercise price. In addition, provision is made for the payment of legal expenses if the Company refuses to make required payments under the agreements and for the funding of certain of such payments by a trust when a potential change in control occurs.

     The Company's obligation to make the payments provided for in these agreements is subject to certain conditions. Such conditions require, among other things, that following termination of employment the named executive provide such assistance in litigation as may reasonably be requested by the Company and refrain from actions, such as competition against the Company and disclosure of confidential information relating to the Company, that would be materially detrimental to the Company.

     For the purpose of these agreements, "termination" means actual discharge as well as specified types of constructive discharge, including diminution of title, responsibility or salary below the specified minimum. "Cause" means (i) a breach by the named executive of his agreement which results in material injury to the Company, or (ii) an act of dishonesty constituting a felony and resulting or intended to result in personal gain at the expense of the Company. "Change in control" means (a) the acquisition by any person of securities representing 30% or more of the combined voting power of the Company's securities, (b) a change in the composition of a majority of the Board of Directors under certain circumstances within any two-year period, or (c) approval by shareholders of the liquidation of the Company or the disposition of all or substantially all of its assets.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN GRAPH

     The following graph presents a five-year comparison of cumulative total returns for the Common Stock of the Company, an index of peer companies (the "Peer Group") and the Standard & Poor's 500 Stock Index (the "S&P 500 Index"). The Peer Group consists of the following major forest products companies: Boise Cascade

Corporation, Georgia-Pacific Corporation (including both the Georgia-Pacific Group Common Stock and the Georgia-Pacific Timber Group Common Stock), International Paper Company, Stone Container Corporation (until its merger with Jefferson Smurfit Corporation on November 18, 1998), Union Camp Corporation and Weyerhaeuser Company. The graph assumes that $100 was invested on December 31, 1993 in Champion Common Stock, Peer Group Common Stock and the S&P 500 Index. Total return assumes the quarterly reinvestment of dividends.
[FIVE-YEAR CUMULATIVE TOTAL RETURN COMPARISON GRAPH]

                                                       CHAMPION                   PEER GROUP                    S&P 500
                                                       --------                   ----------                    -------
1993                                                   $100.00                     $100.00                     $100.00
1994                                                    110.00                      103.80                      101.30
1995                                                    127.10                      110.40                      139.40
1996                                                    131.50                      120.10                      171.40
1997                                                    138.30                      130.70                      228.50
1998                                                    124.20                      140.20                      293.80

TRANSACTIONS

     The Company and its subsidiaries have transactions in the ordinary course of business with organizations with which certain of the Company's directors are associated. In 1998, none of those transactions was sufficiently significant to be reportable, and management believes that all were on substantially the same terms as those prevailing at the time for comparable transactions with other persons. It is expected that similar transactions with such organizations will take place in the future.

DIRECTORS AND OFFICERS LIABILITY INSURANCE

     In October 1998, the Company renewed its directors and officers liability insurance policies. The policy issued by National Union Fire Insurance Company of Pittsburgh, Pa. was renewed for a three-year term at an annual premium rate of $270,000. The policies issued by Federal Insurance Company and Great American Insurance Company were renewed for one-year terms at premiums aggregating $204,000.

-- PROPOSAL 2: APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors, pursuant to the recommendation of its Audit Committee, has appointed Arthur Andersen LLP, certified public accountants, as independent auditors for the Company for 1999, subject to approval by the shareholders at the Annual Meeting.

     Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement, if they desire, and to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS APPROVE THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS FOR 1999.

-- PROPOSAL 3: APPROVAL OF 1999 STOCK OPTION PLAN

     In accordance with the recommendation of its Compensation and Stock Option Committee, the Board of Directors adopted the Champion International Corporation 1999 Stock Option Plan (the "1999 Plan") on February 18, 1999, subject to approval by the shareholders at the Annual Meeting. The purposes of the 1999 Plan are to attract to and retain in the employ of the Company and its subsidiaries and affiliates individuals of outstanding competence; to further the identity of the interests of such employees with the interests of the Company's shareholders; and to enhance the incentive for such employees to promote the success of the Company's business and to maximize shareholder value. If approved by the shareholders, the 1999 Plan will become effective on May 20, 1999 (the "Effective Date").

SUMMARY OF PRINCIPAL PROVISIONS OF THE 1999 STOCK OPTION PLAN

     The principal provisions of the 1999 Plan are summarized below. The summary is qualified in its entirety by reference to the specific provisions of the 1999 Plan, a copy of which is attached hereto as Exhibit A.

     Common Stock Subject to the 1999 Plan. The number of shares of Common Stock, par value $0.50 per share, of the Company (the "Common Stock") reserved for issuance under the 1999 Plan is equal to 7,000,000 plus the number of shares of Common Stock remaining available for issuance under the Company's 1986 Stock Option Plan, as amended (the "1986 Plan"), immediately prior to the Effective Date. As of March 31, 1999, there were 222,870 shares of Common Stock remaining available for issuance under the 1986 Plan, although such number may change prior to May 20, 1999 by reason of, for example, terminations of employment. If the 1999 Plan is approved by the shareholders, no further grants will be made under the 1986 Plan. The number of shares reserved for issuance under the 1999 Plan, as well as the number of shares and the exercise or grant price applicable to then-outstanding awards under the 1999 Plan, are subject to equitable adjustment upon the occurrence of any dividend or other distribution (whether in the form of cash, Common Stock or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, or other similar corporate transaction or event.

     The market value of the shares of Common Stock issuable under the 1999 Plan (assuming that 7,222,870 shares will be reserved for issuance) as of March 31, 1999, based upon the closing sales price of Common Stock on that date ($41.0625 per share), is equal to $296,589,099.

     If any award granted under the 1999 Plan ("Award") is forfeited, canceled, exchanged or surrendered or if an Award otherwise terminates or expires without having been exercised, the shares of Common Stock with respect to such Award will, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for issuance under the 1999 Plan. If the exercise price of a stock option granted under the 1999 Plan is paid for by the surrender of previously owned shares of Common Stock, the number of shares of Common Stock available for issuance under the 1999 Plan will be increased by the number of previously owned shares of Common Stock so surrendered.

     Administration. The 1999 Plan will be administered by the Compensation and Stock Option Committee of the Board of Directors (the "Committee"). The Committee has the authority to exercise all the powers and authorities either specifically granted to it under the 1999 Plan or necessary or advisable in the administration of the 1999 Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards will be granted; to determine the type and number of Awards to be granted; to determine the number of shares of Common Stock to which an Award may relate and the terms and conditions relating to any Award; to determine whether, to what extent and under what circumstances an Award may be settled, canceled, forfeited, exchanged or surrendered; to make adjustments in the terms and conditions applicable to Awards; to construe and interpret the 1999 Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the 1999 Plan; to determine the terms and provisions of the agreements evidencing Awards; and to make all other determinations deemed necessary or advisable for the administration of the 1999 Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including, without limitation, the Company.

     Form of Awards. Awards may be granted in the form of "incentive stock options" ("ISOs") pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"); options that do not qualify as ISOs ("nonqualified options" and, together with ISOs, "stock options"); and stock appreciation rights.

     Eligibility. Awards may be granted to any employee of the Company and its present and future subsidiaries and affiliates, in the discretion of the Committee. In determining the persons to whom Awards shall be granted and the type of any Award (including the number of shares to be covered by such Award), the Committee will take into account such factors as the Committee deems relevant in connection with accomplishing the purposes of the 1999 Plan. No single individual may receive Awards with respect to more than 500,000 shares of Common Stock in a given calendar year, which number is subject to equitable adjustment as described above.

     Vesting and Exercisability of Awards. Awards will become exercisable at the times and upon the conditions that the Committee may determine, as reflected in the applicable agreement. The exercise period will be determined by the Committee but may not exceed 10 years from the date of grant. The Committee has the authority to accelerate the vesting and/or exercisability of any outstanding Awards at such times and under such circumstances as it, in its sole discretion, deems appropriate.

     Stock Options. The exercise price per share of Common Stock subject to a stock option will be determined by the Committee but may not be less than the closing sales price per share of Common Stock on the date of grant of such stock option. The exercise price may be paid in cash, by the surrender of shares of Common Stock previously owned by the holder of the stock option (the "Grantee") (provided that any shares of Common Stock so surrendered must have been held by the Grantee for such period of time as may be prescribed by the Committee), or a combination of cash and shares. A Grantee also may elect to pay all or a portion of the exercise price by (A) having shares of Common Stock with a fair market value on the date of exercise equal to all or the applicable portion of the exercise price withheld by the Company or (B) causing a broker-dealer to sell all or a portion of the shares of Common Stock acquired upon exercise and remitting to the Company a portion of the sale proceeds equal to the exercise price plus applicable payroll withholding taxes in respect of the exercise.

     Award agreements evidencing stock options may contain such other terms and conditions, including, but not limited to, restrictions on transferability of all or a portion of the shares of Common Stock acquired upon exercise, forfeiture of all or a portion of the shares of Common Stock acquired upon exercise (or the proceeds from the disposition thereof) and deferral of delivery of all or a portion of the shares of Common Stock acquired upon exercise, as the Committee may prescribe in its discretion and as are contained in the Award agreement or as may be required by applicable law.

     A stock option may not be exercised unless the Grantee is then employed by the Company or a subsidiary or affiliate (or a company or a parent or subsidiary company of such company issuing or assuming the stock option in a transaction to which Section 424(a) of the Code applies), and unless the Grantee has remained continuously so employed since the date of grant of the stock option. However, the Award agreement may contain provisions extending the exercisability of a stock option, in the event of specified terminations, to a date not later than the expiration date of such Award.

     Stock Appreciation Rights. Stock appreciation rights may be granted alone or in tandem with stock options. A stock appreciation right is a right to be paid an amount equal to the excess of the fair market value of a share of Common Stock on the date the stock appreciation right is exercised over (A) such price as the Committee may determine but not less than the closing sales price per share of Common Stock on the date of grant, in the case of a free-standing stock appreciation right, or (B) the exercise price of the related stock option, in the case of a tandem stock appreciation right. Such amount will be payable in cash, Common Stock or a combination thereof, as specified in the Award agreement or determined by the Committee. Stock appreciation rights will otherwise be subject to the terms and conditions applicable to stock options granted under the 1999 Plan.

     Payment of Taxes. The Company is authorized to withhold from any Award granted or any payment relating to an Award under the 1999 Plan, including from a distribution of Common Stock, amounts for withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Grantees to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority includes authority to withhold or receive Common Stock or other property and to make cash payments in respect thereof in satisfaction of a Grantee's tax obligations.

     Amendment or Termination. The Board of Directors may at any time and from time to time alter, amend, suspend or terminate the 1999 Plan in whole or in part. However, any such amendment will be subject to shareholder approval if and to the extent such shareholder approval is required by applicable law or the rules of the national securities exchange on which the Common Stock is principally traded. Under the current law of New York, the Company's state of incorporation, shareholder approval would be required for any amendment of the material terms and conditions of the 1999 Plan. Notwithstanding the foregoing, no amendment, suspension or termination may affect adversely any of the rights of any Grantee, without such Grantee's consent, under any Award previously granted under the 1999 Plan. Unless earlier terminated by the Board pursuant to the provisions of the 1999 Plan, the 1999 Plan will terminate on the tenth anniversary of the Effective Date. No Awards may be granted under the 1999 Plan after such termination date.

     Transferability. Awards may not be transferred by a Grantee except by will or the laws of descent and distribution, may be exercised during the lifetime of a Grantee only by such Grantee or his or her guardian or legal representative and may not be subject to any encumbrance, claim or charge of any kind.

INFORMATION CONCERNING STOCK OPTION GRANTS MADE ON FEBRUARY 17, 1999

     Since the 1999 Plan will not become effective until approved by the shareholders, no grants have been made under the 1999 Plan. If the 1999 Plan is approved by the shareholders, grants to be made thereunder will be in the discretion of the Committee and, accordingly, are not determinable.

     For information relating to the grant under the 1986 Plan of stock options and stock appreciation rights to the named executives in 1996, 1997 and 1998, see the Summary Compensation Table and the Option Grants in 1998 Table above. On February 17, 1999, the Committee approved the grant under the 1986 Plan of stock options to acquire an aggregate of 970,700 shares of Common Stock to a total of 423 employees at an exercise price per share of $33.625, the closing sales price per share of the Common Stock on that date. No stock appreciation rights were granted on February 17, 1999. The following table sets forth the number of stock options granted on February 17, 1999 to each of the named executives and to each of the other groups specified below.

                     Name and Position                        Number of Options
--------------------------------------------------------------------------------
Richard E. Olson,                                                   55,000
Chairman and Chief Executive Officer

Kenwood C. Nichols,                                                 40,000
Vice Chairman and Executive Officer

L. Scott Barnard,                                                   20,000
Executive Vice President

Richard L. Porterfield,                                             20,000
Executive Vice President

Thomas L. Griffin,                                                  20,000
Executive Vice President

Executive Officer Group                                            211,000

All Employees as a Group                                           970,700
--------------------------------------------------------------------------------

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF AWARDS

     The following discussion is a brief summary of the principal United States federal income tax consequences under current federal income tax laws relating to stock options and stock appreciation rights granted under the 1999 Plan. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences.

     Nonqualified Stock Options. An optionee will not recognize any taxable income upon the grant of a nonqualified stock option, and the Company will not be entitled to a tax deduction with respect to the grant of a nonqualified stock option. Upon exercise, the excess of the fair market value of a share of Common Stock on the exercise date over the option exercise price will be taxable as ordinary income to the optionee and will be subject to applicable withholding taxes. The Company will generally be entitled to a tax deduction at such time in the amount of such ordinary income.

     In the event of a sale of a share of Common Stock received upon the exercise of a nonqualified stock option, any appreciation or depreciation after the exercise date will be taxed as capital gain or loss and will be long-term capital gain or loss if the requisite long-term capital gains holding period for such Common Stock has been satisfied.

     Incentive Stock Options. An optionee will not recognize any taxable income at the time of grant or timely exercise of an incentive stock option, and the Company will not be entitled to a tax deduction with respect to such grant or exercise. Exercise of an incentive stock option will, however, give rise to taxable income subject to applicable withholding taxes, and a tax deduction for the Company, if the incentive stock option is not exercised on a timely basis (generally, while the optionee is employed by the Company or within 90 days after termination of employment) or if the optionee engages in a "disqualifying disposition," as described below. The amount by which the fair market value of the Common Stock on the exercise date of an incentive stock option exceeds the exercise price generally will increase the optionee's "alternative minimum taxable income."

     A sale or exchange by an optionee of shares acquired upon the exercise of an incentive stock option more than one year after the transfer of the shares to such optionee and more than two years after the date of grant of the option will result in any difference between the net sale proceeds and the exercise price being treated as capital gain (or loss) to the optionee. If such sale or exchange takes place within two years after the date of grant of the incentive stock option or within one year from the date of transfer of the incentive stock option shares to the optionee, such sale or exchange will constitute a "disqualifying disposition" of such shares that will have the following results: any excess of (i) the lesser of (a) the fair market value of the shares at the time of exercise and (b) the amount realized on such "disqualifying disposition" of the shares over (ii) the option exercise price of such shares will be ordinary income to the optionee, subject to applicable withholding taxes, and the Company will be entitled to a tax deduction in the amount of such income. Any further gain or loss after the date of exercise generally will qualify as capital gain or loss and will not result in any deduction for the Company.

     Stock Appreciation Rights. The grant of a stock appreciation right, in tandem with or in addition to a stock option or independent of any stock option, will not result in any taxable income to the holder or a tax deduction for the Company. The exercise of a stock appreciation right should generally result in compensation taxable as ordinary income to the holder and in a corresponding deduction for the Company, in each case in the amount of the cash received by the holder and the fair market value on the date of exercise of any shares issued or transferred. The amount of ordinary income resulting from the exercise of a stock appreciation right would be subject to applicable withholding taxes.

     The holder's tax basis in any shares received on the exercise of a stock appreciation right will be equal to the fair market value of such shares on the exercise date. On any subsequent sale of such shares, any appreciation or depreciation after the exercise date should qualify as capital gain or loss and will be long-term capital gain or loss if the requisite long-term capital gains holding period for such Common Stock has been satisfied.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO APPROVE THE 1999 STOCK OPTION PLAN.

                                     * * *

-- PROPOSAL 4: SHAREHOLDER PROPOSAL -
LINK EXECUTIVE COMPENSATION TO ENVIRONMENTAL CRITERIA

     The General Board of Pension and Health Benefits of the United Methodist Church, the Adrian Dominican Sisters, the Sisters of St. Dominic of Caldwell, NJ, the Sisters of Charity of the Incarnate Word Retirement Trust, the Green Century Balanced Fund and the Foundation for Deep Ecology have notified the Company that the following proposal will be presented at the Annual Meeting. The addresses and shareholdings of the proponents will be furnished promptly upon oral or written request to the Secretary of the Company.

     The preamble and resolution are as follows:

     "WHEREAS: Nationwide, increases in executive compensation continue to outpace wage increases enjoyed by employees. Between 1990 and 1997:

        - Average CEO cash compensation rose 86%
        - Average CEO total compensation (including stock options) rose 298%

     This vastly exceeds a 22% increase in factory wages, and S&P earnings growth of 110% (Business Week Survey of Executive Compensation; Bureau of Labor Statistics);

     At the same time, industrial output and detrimental environmental impacts of production and waste disposal have increased dramatically;

     CEO Richard Olson received aggregate cash compensation for the two years of 1996 and 1997 totaling $2,734,188. He also received an aggregate of (i) 35,000 stock options and (ii) 50,000 restricted stock units, with a value on the date of grant of $2,212,500, that vest over a six-year period if he remains in the Company employ;

     Though U.S. corporations increasingly see themselves as global companies, the U.S. ratio of executive pay to average-worker pay far surpasses the corresponding ratio that prevails in Europe and Asia;

     Corporate executives themselves believe CEO pay is too high. When corporate executives nationwide were asked: 'How would you assess compensation of top officers of large U.S. corporations?' 47% responded 'too much.' (Business Week; May 12, 1997);

     Business leaders and thinkers ranging from J.P. Morgan to Peter Drucker argue against wide pay gaps and call for limits on executive pay;

     Many leading thinkers believe new types of corporate environmental awareness must occur in order to remain economically and environmentally viable;

     Despite having a cleaner manufacturing record than some within the industry, Champion's Toxic Release Inventory (TRI) reports that our company created over 90.9-Million pounds of chemical Production-Related Waste in 1996 alone;

     TRI data covers less than 1% of commercial chemicals, which means that a staggering amount of waste not reported on the Toxic Release Inventory was produced and released into the environment. Because it seems apparent that waste can be equated with lost profits, executive compensation should be linked to reducing such waste;

     RESOLVED: Shareholders request that the Board of directors address the issues of executive compensation and environmental accountability by:

        1) Linking executive compensation to progressive industry benchmarks of environmental progress, and
        2) Preparing a report for shareholders explaining the criteria used to determine these benchmarks."

     The supporting statement is as follows:

     "Links between executive compensation and environmental performance do not impose arbitrary limits. Instead, they address issues of:

        - The lost profitability which it seems apparent is represented by waste by-products released into the environment instead of being utilized in production processes.
        - The increasingly detrimental and unsustainable environmental impacts of operating waste and output.

     By joining executive compensation with environmental progress, our company can establish environmental accountability as an integral business goal that positively impacts the bottom line and helps to reverse global trends of waste and degradation.

     VOTE YES to bring greater sensibility and foresight to our company's executive compensation and environmental programs."

STATEMENT BY THE BOARD OF DIRECTORS IN OPPOSITION TO THE PROPOSAL

     The Company's executive compensation program is administered by a committee of the Board of Directors that is composed entirely of outside directors. The criteria used by the committee to make determinations regarding executive compensation are described above in the Report on 1998 Executive Compensation by the Compensation and Stock Option Committee of the Board of Directors. As discussed in the committee's report, a significant portion of executive compensation is tied to performance measures, such as return on capital employed and stock price appreciation, that are designed to provide meaningful incentives for senior managers to maximize shareholder value. The Board believes that linking a substantial portion of executive compensation to shareholder value is appropriate and consistent with the wishes of most of the Company's shareholders.

     In addition to the governing objective of maximizing shareholder value, the Company is committed to complying with all applicable laws and regulations relating to the environment as well as with the environmental policies of the

American Forest & Paper Association and of the Company itself. The senior managers and all other employees of the Company are required to adhere to this commitment. Failure to do so would, at a minimum, be considered in connection with compensation determinations.

     The Company is proud of its record with respect to the environment. Over the last decade, the Company has invested approximately $800 million to purchase and install systems to control the discharge of pollutants into the air and water and to dispose of solid waste. In this regard, it is important to note that the TRI waste referred to in the proposal represents waste manufactured, processed or otherwise used -- not waste released into the environment -- by the Company. In fact, only a small portion of such waste was released, and such releases were in accordance with applicable federal and state permits.

     In view of the Company's strong commitment to the environment, the Board does not believe that adopting the executive compensation criteria requested by the proponents is necessary. Rather, the Board believes that the Company's shareholders are best served by a program that to a significant extent ties executive compensation to shareholder value.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     In order to be considered for inclusion in the Proxy Statement for the 2000 Annual Meeting of Shareholders, shareholder proposals must be received by the Company not later than December 17, 1999. Proposals should be directed to the attention of the Secretary, Champion International Corporation, One Champion Plaza, Stamford, Connecticut 06921.

     Under the Company's By-Laws, shareholder proposals intended to be introduced at the 2000 Annual Meeting of Shareholders but not included in the Proxy Statement, as well as shareholder nominations for director, also must be received by the Company not later than December 17, 1999 at the address set forth above. The By-Law procedure (the full provisions of which govern) requires that such proposals and nominations be accompanied by a notice that sets forth the shareholder's name and address and the number of shares of the capital stock of the Company beneficially owned by the shareholder, together, in the case of a nomination for director, with such information about the candidate as would be required in a proxy statement as well as the candidate's written consent to be nominated and to serve as a director if elected.

By order of the Board of Directors,

Lawrence A. Fox
Vice President and Secretary

Stamford, Connecticut
April 15, 1999

                                                                       EXHIBIT A

                       CHAMPION INTERNATIONAL CORPORATION
                             1999 STOCK OPTION PLAN

1.  PURPOSES.

     The purposes of the 1999 Stock Option Plan (the "Plan") are to attract to and retain in the employ of Champion International Corporation (the "Company") and its Subsidiaries and Affiliates individuals of outstanding competence; to further the identity of the interests of such employees with the interests of the Company's shareholders; and to enhance the incentive for such employees to promote the success of the Company's business and to maximize shareholder value.

2.  DEFINITIONS.

     For purposes of the Plan, the following terms shall be defined as set forth below:

          (a) "Affiliate" means an affiliate of the Company, as defined in Rule 12b-2 under the Exchange Act.

          (b) "Award" means any Option or SAR.

          (c) "Award Agreement" means any written agreement, contract or other instrument or document evidencing an Award.

          (d) "Board" means the Board of Directors of the Company.

          (e) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          (f) "Committee" means the committee established by the Board to administer the Plan.

          (g) "Company" means Champion International Corporation, a corporation organized under the laws of the State of New York, or any successor corporation.

          (h) "Effective Date" means the date that the Plan is approved by the shareholders of the Company.

          (i) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and as now or hereafter construed, interpreted and applied by regulations, rulings and cases.

          (j) "Fair Market Value" per share of Stock as of a particular date shall mean (i) the closing sales price per share of Stock on such date on the national securities exchange on which the Stock is principally traded or, if there were no sales of such Stock on such exchange on such date, on the last preceding date on which there was a sale of such Stock on such exchange, (ii) if the shares of Stock are not then listed on a national securities exchange, but are traded in an over-the-counter market, the average of the closing bid and asked prices for the shares of Stock in such over-the-counter market on such date or on the last preceding date on which there was a sale of such Stock in such market or (iii) if the shares of Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine.

          (k) "Grantee" means a person who, as an employee of the Company, a Subsidiary or an Affiliate, has been granted an Award under the Plan.

          (l) "ISO" means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

          (m) "NQSO" means any Option that is designated as a nonqualified stock option.

          (n) "Option" means a right, granted to a Grantee under Section 6(a), to purchase shares of Stock. An Option may be either an ISO or an NQSO.

          (o) "Plan" means this Champion International Corporation 1999 Stock Option Plan, as amended from time to time.

          (p) "Stock" means shares of the common stock, par value $0.50 per share, of the Company.

          (q) "SAR" or "Stock Appreciation Right" means the right, granted to a Grantee under Section 6(b), to be paid an amount measured by the appreciation in the Fair Market Value of Stock from the date of grant to the date of exercise of the right, with payment to be made in cash and/or Stock, as specified in the Award or determined by the Committee.

          (r) "Subsidiary" means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing more than 50% of the total combined voting power of all classes of stock in one of the other corporations in the chain.

3.  ADMINISTRATION.

     The Plan shall be administered by the Committee. The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards shall be granted; to determine the type and number of Awards to be granted; to determine the number of shares of Stock to which an Award may relate and the terms and conditions relating to any Award; to determine whether, to what extent and under what circumstances an Award may be settled, cancelled, forfeited, exchanged or surrendered; to make adjustments in the terms and conditions applicable to Awards; to designate Affiliates; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the Award Agreements; and to make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, any Subsidiary, Affiliate or Grantee (or any person claiming any rights under the Plan from or through any Grantee) and any shareholder. No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

4.  ELIGIBILITY.

     Awards may be granted to any employees of the Company and its present and future Subsidiaries and Affiliates, in the discretion of the Committee. In determining the persons to whom Awards shall be granted and the type of any Award (including the number of shares to be covered by such Award), the Committee shall take into account such factors as the Committee shall deem relevant in connection with accomplishing the purposes of the Plan.

5.  STOCK SUBJECT TO THE PLAN.

     The maximum number of shares of Stock reserved for issuance under the Plan shall be 7,000,000, plus the number of shares available for issuance under the Champion International Corporation 1986 Stock Option Plan, as amended, immediately prior to the Effective Date, subject to adjustment as provided herein. Awards with respect to no more than 500,000 shares of Stock may be made to a single individual in a given calendar year, which number shall be subject to adjustment as provided herein. For the purpose of the two immediately preceding sentences, Awards granted in tandem with any other Awards shall be deemed to have been granted with respect to the same shares of Stock. Shares of Stock issued or transferred upon the exercise of Awards may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. If any Award is forfeited, cancelled, exchanged or surrendered or if an Award otherwise terminates or expires without having been exercised, the shares of Stock with respect to such Award shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for issuance under the Plan. If the exercise price of an Option granted hereunder is paid for by the surrender of previously owned shares of Stock, the number of shares of Stock available for issuance under the Plan shall be increased by the number of previously owned shares of Stock so surrendered.

     In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Stock or other property), recapitalization, Stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, or other similar corporate transaction or event, affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Grantees under the Plan, then the Committee shall make such equitable changes or adjustments as it deems necessary or appropriate to any or all of (i) the number and kind of shares of Stock or other property (including cash) that may thereafter be issued in connection with Awards, (ii) the number and kind of shares of Stock or other property (including cash) issued or issuable in respect of outstanding Awards, (iii) the exercise price or grant price relating to any Award and (iv) the maximum number of shares with respect to which Awards may be made to a single individual in a given calendar year; provided that, with respect to ISOs, such adjustments shall be made in accordance with Section 424(h) of the Code.

6.  SPECIFIC TERMS OF AWARDS.

     The Committee is authorized to grant to Grantees the following Awards, as deemed by the Committee to be consistent with the purposes of the Plan. The Committee shall determine the terms and conditions of such Awards at the date of grant or thereafter. The Committee may, in addition to the terms and conditions specified below, impose such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee may determine.

          (a) Options. The Committee is authorized to grant Options to Grantees on the following terms and conditions:

             (i) Type of Award. The Award Agreement evidencing the grant of an Option under the Plan shall designate the Option as an ISO or an NQSO.

             (ii) Exercise Price. The exercise price per share of Stock subject to an Option shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value per share of Stock on the date of grant of such Option. The exercise price for Stock subject to an Option may be paid in cash or by the surrender of Stock previously owned by the Grantee (provided that any shares of Stock so surrendered must have been held by the Grantee for such period of time as may be prescribed by the Committee), or a combination of both, in an amount having a combined value equal to such exercise price. A Grantee also may elect to pay all or a portion of the aggregate exercise price by (A) having shares of Stock with a Fair Market Value on the date of exercise equal to all or the applicable portion of the exercise price withheld by the Company or (B) causing a broker-dealer to sell all or a portion of the shares of Stock acquired upon the exercise of an Option and remitting to the Company a portion of the sale proceeds equal to the aggregate exercise price plus applicable payroll withholding taxes in respect of such exercise.

             (iii) Term and Exercisability of Options. Options shall be exercisable over such exercise period (which shall not exceed 10 years from the date of grant), at such times and upon such conditions as the Committee may determine, as reflected in the Award Agreement; provided that, the Committee shall have the authority to accelerate the vesting and/or exercisability of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate. An Option may be exercised to the extent of any or all full shares of Stock as to which the Option has become exercisable, by giving written notice of such exercise to the Company.

             (iv) Termination of Employment, etc. An Option may not be exercised unless the Grantee is then in the employ of the Company or a Subsidiary or an Affiliate (or a company or a parent or subsidiary company of such company issuing or assuming the Option in a transaction to which
        Section 424(a) of the Code applies), and unless the Grantee has remained continuously so employed since the date of grant of the Option; provided that, the Award Agreement may contain provisions extending the exercisability of an Option, in the event of specified terminations, to a date not later than the expiration date of such Option.

             (v) Other Provisions. Options may contain such other terms and conditions, including, but not limited to, restrictions on transferability of all or a portion of the shares of Stock acquired upon exercise, forfeiture of all or a portion of the shares of Stock acquired upon exercise (or the proceeds from the disposition thereof) and deferral of delivery of all or a portion of the shares of Stock acquired upon exercise, as the Committee may prescribe in its discretion and as are contained in the Award Agreement or as may be required by applicable law.

          (b) SARs. The Committee is authorized to grant SARs to Grantees on the following terms and conditions:

             (i) In General. An SAR (A) granted in tandem with an NQSO may be granted at the time of grant of the related NQSO or at any time thereafter or (B) granted in tandem with an ISO may be granted only at the time of grant of the related ISO. An SAR granted in tandem with an Option shall be exercisable only to the extent the related Option is exercisable and shall be subject to the other terms and conditions applicable to the related Option. An SAR not granted in tandem with an Option shall be exercisable at such times and upon such terms and conditions as the Committee may determine, as reflected in the Award Agreement, and shall otherwise be subject to the terms and conditions described in subsections (iii) through (v) of Section 6(a) above with respect to Options.

             (ii) Payment. An SAR shall confer on the Grantee a right to receive an amount with respect to each share subject thereto, upon exercise thereof, equal to the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR (which in the case of an SAR granted in tandem with an Option shall be equal to the exercise price of the related Option, and which in the case of any other SAR shall be such price as the Committee may determine but in no event less than the Fair Market Value per share of Stock on the date of grant). Such amount shall be payable in cash and/or shares of Stock, as specified in the Award Agreement or determined by the Committee.

7.  GENERAL PROVISIONS.

          (a) Nontransferability. Awards shall not be transferable by a Grantee except by will or the laws of descent and distribution and shall be exercisable during the lifetime of a Grantee only by such Grantee or his guardian or legal representative and shall not be subject to any encumbrance, claim or charge of any kind.

          (b) No Right to Continued Employment, etc. Nothing in the Plan, any Award or any Award Agreement or other agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employ of the Company, any Subsidiary or any Affiliate or to be entitled to any remuneration or benefits not set forth in the Plan or such Award, Award Agreement or other agreement or to interfere with or limit in any way the right of the Company or any such Subsidiary or Affiliate to terminate such Grantee's employment at any time.

          (c) Taxes. The Company or any Subsidiary or Affiliate is authorized to withhold from any Award granted or any payment relating to an Award under the Plan, including from a distribution of Stock, amounts for withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Grantees to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Grantee's tax obligations.

          (d) Amendment and Termination. The Plan shall take effect on the Effective Date. The Board may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part; provided, however, that any such amendment shall be subject to shareholder approval, if and to the extent such shareholder approval is required by applicable law or in accordance with the applicable rules of the national securities exchange on which the Stock is principally traded. Notwithstanding the foregoing, no amendment, suspension or termination shall affect adversely any of the rights of any Grantee, without such Grantee's consent, under any Award theretofore granted under the Plan. Unless earlier terminated by the Board pursuant to the provisions of the Plan, the Plan shall terminate on the tenth anniversary of the Effective Date. No Awards shall be granted under the Plan after such termination date.

          (e) No Rights to Awards; No Shareholder Rights. No employee of the Company, a Subsidiary or an Affiliate shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Grantees. A Grantee or a transferee of an Award, as permitted pursuant to Section 7(a) hereof, shall have no rights as a shareholder with respect to any shares covered by the Award until the date of the issuance of a stock certificate to him for such shares.

          (f) Unfunded Status of Awards. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Grantee pursuant to an Award, nothing contained in the Plan or any Award shall give any such Grantee any rights that are greater than those of a general creditor of the Company.

          (g) No Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

          (h) Regulations and Other Approvals.

             (i) The obligation of the Company to sell or deliver Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

             (ii) Each Award is subject to the requirement that, if at any time the Committee determines, in its absolute discretion, that the listing, registration or qualification of Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Stock, no such Award shall be granted or payment made or Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Committee.

             (iii) In the event that the disposition of Stock acquired pursuant to the Plan is not covered by a then-current registration statement under the Securities Act of 1933, as amended (the "Securities Act"), and is not otherwise exempt from such registration, such Stock shall be subject to restrictions on transfer to the extent required by the Securities Act or regulations thereunder, and the Committee may require a Grantee or transferee of an Award, as permitted pursuant to Section 7(a) hereof, receiving Stock pursuant to the Plan, as a condition precedent to receipt of such Stock, to represent to the Company in writing that the Stock acquired by such Grantee or transferee of an Award, as permitted pursuant to Section 7(a) hereof, is acquired for investment only and not with a view to distribution.

          (i) Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

          (j) Usage. Use of the masculine shall include the feminine, use of the singular shall include the plural (and, in each case, vice versa) and references to the Exchange Act, the Securities Act or the Code or any sections thereof or rules and regulations promulgated thereunder shall be deemed to include all successors thereto.

[Champion Incorporated Logo]
       One Champion Plaza
       Stamford, Connecticut 06921

          This document is printed on Champion(R) Register Bond/18 lb.

TO ALL PARTICIPANTS IN
SAVINGS PLAN #077 AND SAVINGS PLAN FOR HOURLY EMPLOYEES #158
--------------------------------------------------------------------------------

     The Annual Meeting of Champion Shareholders will be held on May 20, 1999. At this meeting, shareholders will vote on four items which are described in the Proxy Statement.

     As a participant in one or both of these plans, you have the right to instruct the Trustee how to vote your equivalent shares at the Annual Meeting. We urge you to exercise this right. In order to instruct the Trustee how to vote, you must complete and return the accompanying voting instruction card. The number of equivalent shares you can vote is shown on the reverse side of the card.

     Please review the Proxy Statement before completing the voting instruction card. The card must be returned as soon as possible but not later than May 13, 1999. A postage-paid return envelope is enclosed for your convenience. It is important to remember that, if you do not return the voting instruction card in timely fashion or if you return the card unsigned, your equivalent shares will not be voted by the Trustee.

     Plan participants should let their voices be heard by exercising their right to vote on matters submitted to the shareholders. We strongly urge you to participate this year by instructing the Trustee how to vote your equivalent shares.

     Please contact the Benefits Department in Hamilton, Ohio (Chamcon 8-868-5441 or 513-868-5441) if you have any questions.

Kenwood C. Nichols
Chairman, Pension and Employee Benefits Committee
Vice Chairman and Executive Officer, Champion International Corporation

April 15, 1999

PROXY

                       CHAMPION INTERNATIONAL CORPORATION
                PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL
                     MEETING OF SHAREHOLDERS -- MAY 20, 1999


The undersigned constitutes and appoints LAWRENCE A. FOX, KENWOOD C. NICHOLS and RICHARD E. OLSON, and each of them, attorneys and proxies, each with full power of substitution and revocation, to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Champion International Corporation, called to be held on May 20, 1999 at 9:30 a.m. at One Champion Plaza, Stamford, Connecticut, and at any adjournment or adjournments thereof, as set forth on the reverse side of this card:

                (Continued and to be SIGNED on the reverse side)

                                                    Please mark
                                                    your votes
                                                     like this    [X]
                                                     in black
                                                   or blue ink.


         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.
--------------------------------------------------------------------------------
Item 1 - ELECTION OF DIRECTORS
                                                      WITHHOLD  FOR ALL EXCEPT
Nominees:  Lawrence A. Bossidy,             FOR ALL   FROM ALL     AS NOTED*
           Robert A. Charpie,                 [ ]       [ ]           [ ]
           Allan E. Gotlieb,
           Henrique C. Meirelles
           and Richard E. Olson.

           *Withhold from following
            individual nominees (if any):

           -----------------------------

                                                  FOR   AGAINST  ABSTAIN
Item 2 - Appointment of Arthur Andersen LLP       [ ]     [ ]      [ ]
         as independent auditors for 1999.

                                                  FOR   AGAINST  ABSTAIN
Item 3 - Approval of 1999 Stock Option Plan.      [ ]     [ ]      [ ]

--------------------------------------------------------------------------------


            THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 4.
--------------------------------------------------------------------------------

Item 4 - Shareholder proposal to link             FOR   AGAINST  ABSTAIN
         executive compensation to                [ ]     [ ]      [ ]
         environmental criteria.
--------------------------------------------------------------------------------

    In their discretion, to vote upon such other business as may come before the meeting. THIS PROXY WILL BE VOTED AS SPECIFIED AND, IN THE ABSENCE OF ANY SPECIFICATION, WILL BE VOTED FOR THE ELECTION OF THE DESIGNATED DIRECTOR NOMINEES, FOR ITEMS 2 AND 3, AND AGAINST ITEM 4.


Signature(s):__________________________________ Dated:___________________ , 1999

Note: Please sign as name appears hereon. Joint owners all should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                       CHAMPION INTERNATIONAL CORPORATION
                        VOTING INSTRUCTIONS TO TRUSTEE OF

                                Savings Plan #077
                                       and
                     Savings Plan for Hourly Employees #158

The undersigned hereby directs State Street Bank and Trust Company, as Trustee of the Champion International Corporation Savings Plan #077 and the Champion International Corporation Savings Plan for Hourly Employees #158, to vote at the Annual Meeting of Shareholders of Champion International Corporation, called to be held on May 20, 1999, and at any adjournment or adjournments thereof, as set forth on the reverse side of this card:


                (Continued and to be SIGNED on the reverse side)

                                                    Please mark
                                                    your votes
                                                     like this   [X]
                                                     in black
                                                   or blue ink.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.
--------------------------------------------------------------------------------
Item 1 - ELECTION OF DIRECTORS
                                                      WITHHOLD  FOR ALL EXCEPT
Nominees:  Lawrence A. Bossidy,             FOR ALL   FROM ALL     AS NOTED*
           Robert A. Charpie,                 [ ]       [ ]           [ ]
           Allan E. Gotlieb,
           Henrique C. Meirelles
           and Richard E. Olson.

           *Withhold from following
            individual nominees (if any):

           -----------------------------

                                                  FOR   AGAINST  ABSTAIN
Item 2 - Appointment of Arthur Andersen LLP       [ ]     [ ]      [ ]
         as independent auditors for 1999.


                                                  FOR   AGAINST  ABSTAIN
Item 3 - Approval of 1999 Stock Option Plan.      [ ]     [ ]      [ ]

--------------------------------------------------------------------------------


            THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 4.
--------------------------------------------------------------------------------

Item 4 - Shareholder proposal to link             FOR   AGAINST  ABSTAIN
         executive compensation to                [ ]     [ ]      [ ]
         environmental criteria.
--------------------------------------------------------------------------------

      I understand that this card must be returned no later than May 13, 1999 in the enclosed envelope, if my voting instructions are to be honored. If it is not received by May 13, 1999 or if it is received but the voting instructions are invalid, my equivalent shares will not be voted.

      Please complete, date and sign below exactly as your name appears on the card.


Signature of Participant:_____________________________ Dated:____________,  1999